Exhibit 99.1

For immediate release

Primerica Announces Closing of Redundant Reserve Financing

Duluth, GA, April 2, 2012— Primerica, Inc. (NYSE:PRI), the largest independent financial services marketing company in North America, announced today that it has closed a redundant reserve financing transaction. Peach Re, Inc., a special purpose financial captive insurance company and indirect wholly owned subsidiary of the company, entered into an approximately 14-year letter of credit facility with Deutsche Bank AG New York Branch for a maximum amount of $510 million to support certain obligations of Peach Re for a portion of reserves (commonly referred to as Regulation XXX reserves) related to level premium term life insurance policies reinsured by Peach Re from Primerica Life under a new coinsurance agreement. In connection with the transaction, Primerica Life obtained regulatory approval for the payment of an extraordinary dividend of $150 million to Primerica, Inc. The company expects to redeploy this capital through share repurchases. Primerica Life cannot currently declare additional extraordinary dividends without prior regulatory approval. Had the transaction occurred as of December 31, 2011 and giving effect to payment of the extraordinary dividend and the redundant reserve transaction, Primerica Life’s statutory risk-based capital (RBC) ratio would have been in excess of 540%.

“We are very pleased to have finalized this transaction, which we worked on throughout 2011. The transaction allows us to complete another step to optimizing capital levels at Primerica Life and creates the ability to return value to our stockholders,” said Alison Rand, Executive Vice President and Chief Financial Officer of Primerica.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us. Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Contacts:
Press: Mark Supic: (770)564-6329	Investors: Kathryn Kieser: (770)564-7757